Exhibit 99.1

Paratek Pharmaceuticals Announces Promotion of Evan Loh, M.D. to the role of President and Chief Operating Officer

-Evan Tzanis promoted to Senior Vice President, Clinical Development and Clinical Operations

-Jeanne Jew promoted to Senior Vice President, Business Development

BOSTON, January 4, 2017 – Paratek Pharmaceuticals, Inc. (Nasdaq: PRTK), a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon tetracycline chemistry, announced today that Evan Loh., M.D. has been promoted to the role of President and Chief Operating Officer. Dr. Loh, who is also a member of Paratek’s board of directors, had served in the role of President and Chief Medical Officer since 2014. He will continue to retain the title of Chief Medical Officer and will continue to report to Michael Bigham, Chief Executive Officer & Chairman.

“Under Evan’s leadership, Paratek has seen remarkable growth and achieved significant clinical success in advancing our lead product candidate towards the market,” said Michael Bigham, Chairman and Chief Executive Officer, Paratek. “Widely respected by Paratek employees and across the pharmaceutical and biotech industry, Evan is an experienced, thoughtful and committed leader.  I have complete confidence in his ability to guide the company as we approach critical clinical and regulatory milestones.”

Additionally, the company announced that Evan Tzanis has been promoted to Senior Vice President, Clinical Development and Clinical Operations. Evan has successfully led clinical development efforts at Paratek since joining Paratek in 2014. Jeanne Jew, who joined Paratek in 2015, has been promoted to Senior Vice President, Business Development. Both Mr. Tzanis and Ms. Jew will report to Evan Loh.

“It is gratifying to recognize the contributions of both these professionals to our company,” said Evan Loh, M.D., President and Chief Operating Officer. “We are fortunate to have talented and experienced individuals throughout our organization. The expanded roles of both Evan and Jeanne continue to strengthen our leadership team.  We look forward to their future contributions as we move toward prospective NDA approval and commercialization of omadacycline.”

About Paratek Pharmaceuticals, Inc.

Paratek Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon its expertise in novel tetracycline chemistry. Paratek's lead product candidate, omadacycline, is the first in a new class of tetracyclines known as aminomethylcyclines, with broad-spectrum activity against Gram-positive, Gram-negative and atypical bacteria. In June 2016 Paratek announced positive efficacy data in a Phase 3 registration study in ABSSSI demonstrating the efficacy and safety of intravenous (IV) to once-daily oral omadacycline compared to linezolid. A Phase 3 registration study for community acquired bacterial pneumonia (CABP) comparing IV-to-once daily oral omadacycline to IV-to-oral moxifloxacin was initiated in November 2015. Paratek will report top-line data from this study during the second quarter of 2017. A Phase 3 registration study in ABSSSI comparing once-daily oral-only dosing of omadacycline to twice-daily oral-only dosing of linezolid was initiated in August 2016. Top line data are expected as early as the second quarter of 2017. A Phase 1B study in uncomplicated urinary tract infections (UTI) was initiated in May 2016 and positive top-line PK proof-of-principle data was reported in November 2016. Omadacycline has been granted Qualified Infectious Disease Product designation and Fast Track status by the U.S. Food and Drug Administration.

Omadacycline is a new once-daily oral and IV, well-tolerated broad spectrum antibiotic being developed for use as empiric monotherapy for patients suffering from serious community-acquired bacterial infections, such as acute bacterial skin and skin structure infections, community acquired bacterial pneumonia, urinary tract infections and other community-acquired bacterial infections, particularly when antibiotic resistance is of concern to prescribing physicians.

Paratek's second Phase 3 product candidate, sarecycline, is a well-tolerated, once-daily, oral, narrow spectrum tetracycline-derived antibiotic with potent anti-inflammatory properties for the potential treatment of acne and rosacea in the community setting. Allergan owns the U.S. rights for the development and commercialization of sarecycline. Paratek retains all ex-U.S. rights. Allergan initiated two identical Phase 3 registration studies in December 2014 for sarecycline for the treatment of moderate to severe acne vulgaris. Top line data are expected in the first half of 2017.

For more information, visit www.paratekpharma.com.

Forward Looking Statements

This press release contains forward-looking statements including statements related to our overall strategy, product candidates, clinical trials, cash resources, prospects and expected results, including statements about the timing of advancing omadacycline and otherwise preparing for clinical trials, the potential for omadacycline to serve as an empiric monotherapy treatment option for patients suffering from ABSSSI, CABP, UTI, and other bacterial infections when resistance is of concern, the prospect of omadacycline providing broad-spectrum activity, and our having the resources to execute on our clinical trials. All statements, other than statements of historical facts, included in this press release are forward-looking statements, and are identified by words such as "advancing," "believe," "expect," "well positioned," "look forward," "anticipated," "continued," and other words and terms of similar meaning. These forward-looking statements are based upon our current expectations and involve substantial risks and uncertainties. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Our actual results and the timing of events could differ materially from those included in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to (i) our need for substantial additional funding to complete the development and commercialization of our product candidates, (ii) our ability to raise the capital to do so, (iii) our ability to develop our drug candidates for potential commercialization, (iv) the advancement of omadacycline Phase 3 trials for ABSSSI and CABP, (v), (v) the potential for omadacycline to be successfully developed for use as a first-line empiric monotherapy for patients suffering from serious community-acquired bacterial infections, (vi) the potential of omadacycline to become the primary antibiotic choice of physicians for the treatment of serious community-acquired bacterial infections, (vii) the ability of our supply chain to provide adequate supply to satisfy our clinical and commercial demand (viii) the potential use and effectiveness of sarecycline for the treatment of acne and rosacea in the community setting, and (ix) the timing of the  Phase 3 program in moderate-severe acne for sarecycline, risks that data to date and trends may not be predictive of future results, risks related to the conduct of our clinical trials, and risks that our clinical trials and product candidates do not receive regulatory approval. These and other risk factors are discussed under "Risk Factors" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2015, and our other filings with the Securities and Exchange Commission. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein.

CONTACTS:

Media:	Investors:
Michael Lampe Scient Public Relations	Hans Vitzthum LifeSci Advisors, LLC.
(484) 575-5040	212-915-2568
michael@scientpr.com